UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The following is a transcript of a conference call held by Gold Kist on November 16, 2006. We will file a proxy statement in connection with our 2007 annual meeting of stockholders. Our stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Companys Internet website at www.goldkist.com or by writing to Gold Kist Inc., Attn: Investor Relations, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. In addition, copies of Gold Kist’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322 2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Gold Kist Inc. stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on August 21, 2006.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

GOLD KIST

Moderator: Wayne Lord

Speakers: John Bekkers, Steve West

November 16, 2006

10:00 am CT

Operator:	Good day and welcome to the Gold Kist Incorporated conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations, Mr. Wayne Lord. Please go ahead sir.

Wayne Lord:	Good morning and welcome to the call. Before we begin I’d like to inform you that a slide presentation of supporting materials for the call is available on the Investor Relations section of the Gold Kist Web site, www.goldkist.com. Please click on the Webcast and you will see the link to the supporting materials. We have also furnished a copy of this presentation to the SEC on Form 8-K.

Also, I remind everyone that this conference call includes forward-looking statements related to Gold Kist that involve risks and uncertainties, including but not limited to: Market conditions for our finished product, disease outbreaks and related concerns affecting broiler production and demand; the cost and availability of feed ingredients and other raw materials; successful execution of risk management activities; the availability and relative cost of labor and contract growers; access to foreign markets and foreign economic conditions; regulatory developments, industry conditions and market conditions; pending or future litigation; general economic conditions; and other risks described in our filings with SEC.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

These forward-looking statements are made in reliance on the safe harbor provisions of the federal securities law. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance and we do not undertake any obligation to update publicly these forward-looking statements. Actual results may differ materially from management’s expectations. For further information about factors that could affect our future results, please see our filings with the SEC. Copies of these filings are also available on our corporate Web site, www.goldkist.com. And now John Bekkers, President and Chief Executive Officer, will briefly discuss Gold Kist’s operations for the quarter and for fiscal 2006, John.

John Bekkers	Thanks Wayne. And good morning everybody and thank you for joining us on this conference call to discuss our financial results for the Fourth Quarter and fiscal year that ended September 30, 2006.

With me this morning along with Wayne is Steve West, our Chief Financial Officer, and I’ll begin with a brief discussion of the operating highlights for the quarter and then Steve will review the financial highlights. At the end of our prepared remarks, I will have a few comments about the unsolicited tender offer from Pilgrim’s Pride.

Our two best years in the company’s history were 2004 and 2005 in terms of operating income, net income, liquidity and financial condition. In fiscal 2006, oversupply of broilers and competing means led to a decline in broiler sale prices and a net loss for the year. Net sales for the fiscal year ended September 30, 2006 decreased 7.7 % to $2.1 billion from $2.3 billion in fiscal year ended October 1, 2005. The decrease in net sales was due to an 8.3 % decline in average broiler prices for fiscal 2006 and a 0.9% decline in pounds sold. I believe that concern that avian influenza in export markets earlier in the year was the primary cause for the reduced consumption in those markets, which further contributed to increased domestic supply and lower sales prices for the year.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

At this time, unless there are new developments, we believe that avian influenza will have minimal or no impact on the market during the next fiscal year. And Gold Kist continues its efforts to protect its own flock as well as assist in the coordination of government policies on avian influenza, both on the state and national levels.

Our export sales of $113.2 million for fiscal 2006 were 17.7 % lower than fiscal 2005 due to lower average prices and reduced shipments of dark meat products. Due primarily to concerns about avian influenza. our export sales to Russia decreased 47.6 % in pounds sold and 51.4 % in dollar value from $62.3 million in fiscal 2005 to $30.3 million in fiscal 2006. This reduction however was partially offset by a 50 % increase in pounds sold to China during fiscal year 2006. Toward the end of the fiscal year, there was some improvement in the selling prices for leg quarters and our principal export product and in addition, later in the fiscal year 2006 concerns about avian influenza in many of the countries to which we export - in particular Russia - subsided. Therefore, we expect export sales to improve in fiscal 2007 as we continue to expand our export market base around the world.

And let us take this opportunity to express our gratitude to the Bush Administration and to the USTR negotiators for achieving an agreement with Russia on that country’s accession to the WTO. This is a very positive development for the poultry industry and should ensure that the US will continue to maintain this important role in supplying poultry to Russian consumers under the existing trade agreement.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Lower sales and high processing energy and other production costs created a net operating loss of $27.5 million for fiscal year 2006 compared with a net operating income of $205.6 million in fiscal 2005. Processing costs rose 5.8 % due to higher utilities, freight and packaging costs in fiscal 2006. In addition, grower pay increased by 5 % due to higher seasonal supplemental energy payments. Total feed costs were slightly lower in fiscal 2006 due to a 10.8% decrease in soybean meal costs which upset a 5.1 % increase in the cost of corn. Feed costs are expected to increase in the first half of fiscal 2007 due to higher corn prices resulting from the anticipated growth and the use of corn for alternative energy production and further reductions in the 2006-2007 corn crop estimates by USDA.

Now let me talk about some of the positive developments in fiscal 2006. as we have said, increasing value added and private labels products along with improving productivity are the keys to our long-term growth.

The sales contracts for value added products are typically longer than contract for minimally processed product so we believe that increasing value added sales should help to decrease the overall volatility in our product prices. And we’ve great progress in this area in fiscal 2006.

Since October of 2005, the percentage of value-added sales has increased from 52.3 % to 59.2 % at the end of fiscal 2006. And during fiscal 2006, we are also very proud that we continued to gain additional sales in our retail and food service segments.

Also our decision to build a fresh retail business in the fast-growing private label segment is working.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

At the end of fiscal 2006, our private label business was up 18.2 % in pounds sold compared with fiscal 2005.

And on November 2, 2006, we opened our $70 million 180,000 square foot expansion at our poultry process facility in Live Oak, Florida. Not only will the expansion double the plant’s capacity to produce value-added products for retail customers, it incorporates automated technologies, such as its weigh price and labeling operations that should give Gold Kist savings of more $1 million just in labor costs alone. And we are now the first major poultry processor to offer a customer air-chilled products produced from chickens that are raised on all-vegetable diet with no antibiotics.

This new product line offers another choice for health-conscious consumers and initially will be marketed by the Publix supermarket chain under the GreenWise label. It’ll also be available for sale by Gold Kist under our new Nature Select brand name and we’ll be marketing a full line of these special air-chilled products to our larger accounts.

Another development in our plant to increase value-added production is the opening in September of our $30 million 80,000 square foot expansion in Guntersville, Alabama. This expansion provides new packaging equipment to produce Gold Kist’s revolutionary Fridge-to-Freezer Pak package which was introduced last year in Costco Club stores. This new packaging places fresh chicken parts into small individual vacuum-sealed pockets that can be separated and refrigerated or frozen without additional handling. As demand for this product increases and market conditions warrant, the expanded facility will be capable of processing an additional 300,000 chickens per week.

So as you can tell from what I’ve said today, we are positioning Gold Kist to grow through innovation and improved efficiency. In the short term to address

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

current market conditions, we believe the industry will have to reduce broiler placement. In March 2006, we announced the reduction of broiler placement to 3.25 % and these reductions remain in place. Due to the continued weakness in boneless breast pricing and recent increases in feed ingredient costs, we have decided to reduce broiler placements by an additional 1-3/4%. This additional reduction will result in a total reduction of 700,000 head per week which is 5 % reduction from fiscal 2005 full production levels. This additional reduction will impact production beginning February 2007.

And in addition to reducing broiler placement, we will also set lower target live weights for a portion of our large bird deboning operations. Long term, we believe the demand for protein in the United States and worldwide is growing and that poultry offers the best value and is the most cost efficient source of protein for consumers.

We believe that Gold Kist is well positioned both financially and operationally to weather the current industry conditions and prosper as the cycle improves.

Now Steve will review the financial highlights in more detail.

Steve West:	Thank you John and good morning everyone. As I began the review of the financials for the quarter and fiscal year, please be reminded that today’s press release with the accompanying financial statements, as well as a slide presentation is available on the investor relations section of the company Web site, www.goldkist.com.

Net sales for the quarter ended September 30, 2006, were $544.3 million down 6.6 % compared to the quarter ended October 1, 2005. Average sales price was done 2.9 % and pounds sold were down 3.6%. Compared to the third fiscal quarter ended July 1, 2006, net sales were up 7.7%. Average sales price was up 11.4% and pounds sold were down 2.9%.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Gross margin for the Fourth Quarter fiscal 2006 declined to 7.8 % of net sales from 13.2 % for the fourth quarter last year.

The $34.9 million reduction in gross profit reflects $38.3 million in lower sales partially offset by a $3.4 million decrease in cost of sales principally due to lower feed costs.

Total feed costs for the quarter were 9.8 % lower than the same quarter last year with a 1.3 % decrease in live pounds processed, and dollars spent on feed were down $15.8 million in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Compared to the fiscal third quarter ended July 1, 2006, total feed costs were 1.8 % lower with a 2.3 % decrease in live pounds processed.

Dollars spent on feed were down $2.7 million.

Risk management activities during the quarter reduced costs of sales by $144,000 compared to the cash market price of feed ingredients.

Average prices for corn were 6.6 % higher while average prices for soybean meal were 20.9 % lower compared to the quarter ended October 1, 2005. Compared to the third fiscal quarter, average prices for corn and soybean meal were down 1.9 erect and 4.7%, respectively.

Energy related costs were up .4 million and freight costs were up $1.8 million compared to the quarter ended October 1, 2005.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Distribution and administrative and general expenses at $29 million were 5.3 % of net sales for the fourth quarter of 2006 and were 14.5 % higher than same quarter last year primarily due to higher group medical costs. We expect distribution, administrative and general expenses to improve going forward and to average 4.75 % of sales including $1.3 million per quarter of share based compensation expense.

Net operating income was $7.2 million, a 1.3 % margin compared with net operating income of $51 million, an 8.8 % margin, for the quarter ended October 1, 2005. Net operating income in the quarter ended September 30, 2006 was reduced by $6.2 million in costs associated with unsolicited acquisition proposal and exploration of strategic alternatives and $1.1 million in share based compensation expense. Excluding such costs, adjusted net operating rate was $14.5 million, a 2.7 % margin.

Net operating income in the quarter ended October 1, 2005 was reduced by $0.9 million of pension settlement loss.

Interest expense for the Fourth Quarter of 2006 was $3.3 million or .6 % of net sales down from $5.3 million or 0.9 % of net sales in the year earlier quarter due to lower levels of debt outstanding and higher interest amounts capitalized into fixed asset projects. Going forward, we expect gross interest expense to be approximately $4.5 million per quarter.

Interest income of $1.2 million was down from $2.1 million last year due to lower average invested balances somewhat offset by higher rates.

The effective rate for the Fourth Quarter income tax expense was 48.6 % compared to last year’s effective rate for an income tax expense of 37.1%.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Favorable book/tax differences and tax credits increased the statutory rate due to the pre-tax laws for the fiscal year.

Net income for the Fourth Quarter of fiscal 2006 was $3.2 million or 6¢ per diluted share compared with the net income of $25 million or 49¢ per diluted share for the comparable period last year.

Adjusted net income was $7.8 million or 15¢ per diluted share for the fourth fiscal quarter. Adjusted net income is a non-GAAP measures that excludes approximately $7.3 million of costs in the quarter consisting of $1.1 million related to share based compensation expense and approximately $6.2 million of costs associated with the unsolicited acquisition proposal and exploration of strategic alternatives.

For the fiscal year review, net sales for fiscal 2006 declined to $2.1 billion down 7.7% as average sales price declined 8.3% while pounds sold were down 0.9%.

Gross margin for the year was 4.1% of net sales compared to 13.9 percent last year.

The $233.9 million reduction in gross profit was attributable to $176.9 million in lower sales and a $57 million increase in cost of sales principally freight, energy-related costs, grower pay and packaging expenses.

Total feed costs for 2006 were 2.8% lower than 2005 with 0.3% increase in live pounds processed and dollars spent on feed were down $16.9 million. Risk management activities for the year increased cost of sales by $4.1 million compared to the cash market price of feed ingredients.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Average prices for corn for 2006 were 5.1% higher while average prices for soybean meal were 10.8% lower than for 2005.

Energy related costs were up $14.3 million and freight costs were up $14.7 million.

Grower pay was up $12.3 million primarily due to higher seasonal supplemental energy payments.

Packaging expense was up $4.5 million.

Distribution and administrative and general expenses for the year were 5.1% of net sells and declined 4.7 million or 4.1% compared to last year reflecting lower levels of share based and cash incentive compensation expense.

Net operating loss was $27.5 million or negative 1.3% of sales compared to net operating income of $205.06 million dollars or 8.9% of sales lest year. Net operating loss was impacted by $6.2 million of costs associated with unsolicited acquisition proposal and exploration of strategic alternatives and $6 million in share based compensation expense and a benefit of $1.4 million in an anti-trust settlement. Excluding such costs and benefits, adjusted net operating loss was $16.7 million or negative 0.8% of sales.

Fiscal 2005 net operating income was reduced by $1.4 million of conversion expenses and a $0.9 pension settlement loss.

Interest expense for the year was $15.3 million of 0.7% of net sales compared to $23.6 million or 1% of net sales last year.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Interest income for fiscal 2006 was $5.5 million down from $5.9 million last year as higher rates were more than offset by lower average invested balance.

Miscellaneous income was $4.9 million for fiscal 2006 compared to 4.7 million last year primarily reflect an income from a hog production joint venture.

Last year’s income before tax was reduced by $16.2 million in debt prepayment interest and write off of related fees and discount and by $2.5 million loss on investment.

The effective rate for the income tax benefit for the year was 45.2% compared to an effective rate for income tax expense of 35.4% for last year.

Favorable permanent book/tax differences and tax credits had the effect of increasing the statutory rate due to the pre-tax loss. This year’s tax benefit was also increased by the release of tax contingency reserves.

Net loss for the year was $17.7 million or 35¢ per diluted share compared to net income of $112.2 million or $2.22 per diluted share last year. Net loss was impacted by $6.2 million of costs associated with unsolicited acquisition proposal and exploration of strategic alternatives and $6 million in shared based compensation and expense and a benefit of $1.4 million an anti-trust settlement. Excluding such costs and benefits, adjusted net loss was $11 million or 22¢ per diluted share.

Capital expenditures for property, plant and equipment during the year were $90.4 million compared to $80.8 million last year. Additionally, $5.1 million was invested in a grain supply joint venture and $3.7 million was expended for internal use software principally associated with an enterprise resource planning project.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Capital expenditures for fiscal year 2007 are expected to total approximately $75 million dollars continuing the program of increasing operational efficiencies and changing product mix.

Now looking at the balance sheet at September 30, 2006, cash and equivalents were down to $66 million from October 1, 2005 as free cash flow was negative during the year.

Accounts receivable were down $10.6 million from October 1, 2005 reflecting improved turnover and lower average sales prices.

Inventories were down $7.9 million from October 1, 2005 due to lower market values.

Total debt was $143.7 million at September 30, 2006 and represented 23.4% of capitalization compared to $145.2 million and 24.4% at October 1, 2005. The information on the company Web site presentation begins with page three showing a reconciliation from GAAP net operating income to adjusted operating income removing certain charges or credits that we believe distort operating performance as discussed earlier.

Page 4 shows adjusted net income for the quarter and fiscal year when conversion, unsolicited offer expense, debt pre-payment interest share base compensation, proceeds from anti-trust settlements and pension settlement expenses are excluded.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

As noted above, these adjustments would increase the current quarterly net income per fully diluted share by 9¢ per share to 15¢ per fully diluted share and increased fiscal 2006 net income per share by 13¢ per diluted share to a loss of 22¢ per share.

On page 5, reconciliation of net income to EBITDA is shown for the quarters and fiscal years ended in September 30, 2006 and October 1, 2005. EBITDA for the quarter was $20.9 million versus $61.1 for the same quarter last year.

EBITDA margins were 3.8% for the current quarter versus 10.5 percent for the same quarterly last year.

For the fiscal years, EBITDA was $28.3 million for fiscal 2006 compared to $260.7 million last year. EBITDA margins for the fiscal years were 1.3% for fiscal 2006 compared to 11.3% for fiscal 2005. EBITDA is equal to net income before interest, taxes, depreciation and amortization and is a non-GAAP financial measure. EBITDA for the quarter ended September 30, 2006 was impacted by $6.2 million of unsolicited acquisition expense.

For fiscal 2006, EBITDA was also impacted by $1.4 million in anti-trust settlement benefit. Excluding such costs in benefits increases, adjusted EBITDA for the Fourth Quarter to $27.1 million or a 5% margin and increases adjusted EBITDA for fiscal 2006 to $33.1 million, a 1.6% margin. We have furnished a copy of this presentation including the EBITDA and adjusted EBITDA reconciliations to the SEC on Form 8-K.

Page 6 shows some credit ratios and other information for the fiscal years ended September 30, 2006 and October 1, 2005. The interest coverage ratios for fiscal 2005 are negatively affected by the inclusion of $16.2 million of non-recurring interest expense associated with debt prepayment. Net debt as of September 30, 2006 was $66.1 million.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

I believe it is important for perspective to try to put the market conditions just experienced during this most recent fiscal year into a historical context. In looking at the Georgia Dock pricing for the last nine years which covers 1998 to 2006, we see that during the most recent fiscal year the average price for boneless skinless was 14¢ less than the lowest average yearly price during the last nine years.

In addition prices for November 2005 through May 2006 were the lowest recorded during that nine-year history. Additionally, leg quarter prices for the last fiscal year averaged in the middle of the nine-year range although the low prices experienced in March and April of 2006 were only seen once before during the past nine years. These comments are based on quoted prices and of course actual transaction prices in the market may have been lower.

We believe that execution of our strategic plan including the retirement of significant indebtedness and the strategic deployment of capital to increase our sales of private label and value added products and continuously improve operational efficiencies have helped us to improve our operational performance in challenging markets, and have positioned us for growth and future success as market prices become more favorable.

Now to John.

John Bekkers:	Thanks Steve and well said. Before we take your questions, I want to comment on the unsolicited cash offer for Gold Kist by Pilgrim’s Pride.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Our Board of Directors feels strongly that the company is successfully executing our strategic plan and believes that our plan will create greatly value for Gold Kist stockholders than the current offer from Pilgrim’s Pride.

We are proud of the recent initiatives that we’ve taken to add value to the assets that we own. I’m grateful to our employees for their dedication and determination to build this business, to exceed customer expectations every day and to create value for our company stockholders.

The Gold Kist Board is committed to fulfilling its duties to our stockholders and to maximizing stockholder value keeping open all of the strategic options. The Board firmly believes that the best course of action at this time is to continue to execute our strategic business plan that is building value in the company and to continue examine other strategic alternatives that may create greater value.

As a result, the Gold Kist Board has unanimously rejected Pilgrim’s offer as inadequate and recommends to Gold Kist stockholders that they not tender their shares. And on behalf of our Board, I would like to take a moment to sincerely thank our stockholders and all our stockholders for their strong and continuous support of Gold Kist.

As we have always done, we will continue to examine all of our strategic options. Now we would be happy to take your questions. But please understand that the purpose of today’s call is to discuss Gold Kist and its financial performance for 2006 fiscal and other information regarding our business operation and strategic plan.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

And has is customary in these situations, we will not entertain questions about the unsolicited tender offer and proxy contest or any strategic alternative being considered by our Board.

Operator:	Thank you sir. The question and answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch tone telephone. If you’re using a speaker phone, please make sure your mute function is turned off to allow your (unintelligible) to reach our equipment. We will proceed in order that you signal us and will take as many questions as time permits.

Once again, please press star 1 on your touch tone telephone to ask a question.

And our first question is from (Bill Chavel) from SunTrust.

Shahzad Ali:	Hey guys, good morning.

John Bekkers:	Hi (Bill).

Shahzad Ali:	Hey, this is Shahzad in place of (Bill). He couldn’t be on the call this morning. A couple of quick questions - are higher corn prices here to stay?

John Bekkers:	You know, (Bill) that’s a good question and certainly the landscape has changed because of the alternative fuel’s mainly being, you know, ethanol from corn. But also I think higher fuel prices are going to release new acreage — maybe 5 million more acres at these prices, we think. And every time and I’ve been in this business a long time, that we think gee, the landscape has changed. Somehow we end up with more production and so I’m not sure if they’re here to stay or not.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

But the question is not are they here to stay, it is more about how do we deal with this and how do we manage our business with high corn prices. And we’ve done that before and several times in the past, and typically with higher grain prices as you’re seeing, there is some rationalization of the number of chickens are going to be out there, we’ve cut back. Other firms have announced their cutbacks

And typically as a result you will see margins improving as a result of high grain prices so I think the - I’m giving you a lengthy answer, but I think that the strategy that we have put in place of partnerships with major grain companies, ADM and owning elevators where we are a part of not only buying grain but shipping grain to our facilities and the partnerships that we have made with Bunge in supplying us with a consistent supply of corn down the river, these are the kind of things that you do to offset some of these high prices.

Shahzad Ali:	Right, pretty good. Leading to my other two questions I have here - do you guys have maybe a presence in Washington to deal with the food versus fuel debate specifically related to Ethanol?

John Bekkers:	Yeah, well, you know, we have the National Chicken Council, certainly. But let me comment on that too. Higher corn prices are for everybody and I can’t, you know, I can’t work on that part of it because of many other issues that are related to our industry that either benefit our industry or is advantageous to our industry and I guess you can do that at the ballot box or whatever.

What I’m going to reiterate again is that how you deal with the basis and how you deal with reducing costs, at higher prices is more important to us. You know, where there are incentives for producing ethanol whether they’re tariffs or ethanol coming in, that’s a reality of the world that we live in and how we deal with it and how we reduce costs or how we deal with those issues is much more important to us.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Shahzad Ali:	All right. I’m sorry. Are you guys planning on absorbing the costs or are you guys planning on pushing through this with price increases?

John Bekkers:	(Bill), not always, most of the time, input costs and output costs are related. And they’re two different issues. Our input cost is based on the commodity mark their grain and soybean. Our output cost is basically our prices related to the either supply and demand issue of chicken. What I said earlier is that if you do have high grain costs, you will see I think a more immediate reaction to it because of the fact that it’s expensive to feed those chickens.

So I think you’re seeing that happening in the marketplace. We have announced cutbacks. I think that some of our competitors have announced that and it doesn’t take much to offset even higher grain cost. Our key challenge going forward is to increase or figure out a way to where we have a demand and supply balance in white meat. We can’t continue to depend on dark meat to bring us into profitability.

Dark meat is going to be a mainstay in our exports. I mean as the economy’s improved whether it’s in China or in Russia, we are going to continue to export around the world.

Our issue really is with white meat and where it has fallen from the levels that they were and if you bring white meat levels back into what we feel like a normalized levels even with higher grain prices we will return to profitability.

Shahzad Ali:	Okay. One last question and then I’ll jump back into queue.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Last quarter you guys gave some excellent commentary on crop and what you guys saw first hand out there and how you felt about feed prices going forward and ethanol plant and maybe you can give some similar commentary this quarter - that would be great.

John Bekkers:	Well if you look at, you know, the estimates have been reduced some by USDA. There’s a crop it was pretty hard to get out of the field. Even though we had a great crop we had quite a bit of rain in that area and so it has reduced some of the estimates and the carryover has been reduced also.

I think if you look at, you know, the overall crop and the yields are still very good compared to historical averages but you have to also look at the ethanol demand and where the prices have been driven. If you look at how many contracts are long there are about 240 some contracts long on the corn side so - or 240,000 I should say and so part of it is driven by the funds. But the fundamentals also show that having a shorter carryover carries into next year with a demand of ethanol coming on and nobody knows what the crop’s going to do and these uncertainties have driven the price up.

Shahzad Ali:	Okay thanks a lot. I’ll jump back into the queue.

Operator:	And our next question’s from Pablo Zuanic from JP Morgan.

Pablo Zuanic:	Good morning everyone.

John Bekkers:	Good morning Pablo.

Pablo Zuanic:	John just to talk about the industry trends then in terms of corn. When I think in terms of profit margin trends I’m estimating that your cost per pound factoring in the USDA projections into account for corn and soybean meal and factoring lower fuel prices but your cost per pound is going to be up about 8 to 10% over the next 12 months. Tell me if that’s right.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

And then number two, so to maintain profit margins your revenue per pound would have to increase by about 8 to 10%. How much does production have to fall by to really get the type of pricing?

So it’s two questions really in terms of cost per pound and then the passthrough.

John Bekkers:	Why Pablo if I could give you all those numbers out of my head I don’t know. I think that…

Pablo Zuanic:	Because you said John - I’m sorry to interrupt. In the previous question you said that it wasn’t very difficult for the industry to pass on the higher corn price to pricing so that’s what I’m (unintelligible).

John Bekkers:	But I didn’t say it wasn’t very difficult. I said the two weren’t related.

Pablo Zuanic:	Okay.

John Bekkers:	I said that, you know, certainly the input side of the business is not related to the output side other than if you have higher input cost the industry reacts much quicker than they do when you have lower input cost.

Pablo Zuanic:	Uh-huh.

John Bekkers:	And so eventually that will be passed on to the consumer because it’s a matter then of issue of supply and demand with the chicken products that we produce and so that’s what I said. So eventually the consumer will have to pay higher because there won’t be enough chickens out there.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

The other thing that I failed to mention early on I feel that from a feed conversion standpoint chickens, you know, convert at 2 to 1 compared to hogs a 3-1/4 to 1 and in term of cattle I don’t know where they’re are but it’s a high number. And so when you look at competing meat proteins we feel like even at higher corn prices and soybean meal prices that we have an advantage over competing meats. But to give you an exact number Pablo I’d have to do - we’d have to do some modeling on that and maybe be able to get back with you. I can’t give you that number right now.

Pablo Zuanic:	No that’s fine - no. Now we think one year out, you know, October 2007, would you say the industry conditions by then would be better than now, by then you would have the production cut backs coming in, corn becomes 2 to $3, I mean, give us your best case scenario for - toward ‘07.

John Bekkers:	Just from what I know and the experience I’ve had in the industry I feel like we’re going to be better off in October of 2007 all - for all the reasons that I’ve said before.

I think that exports are going to continued to - since we’ve had the WTO accession done by the United States where we feel like Russia’s going to honor their commitment through 2009 for sure. The demand is there, the economy is there and our products are being more accepted even all around the world. I think with China really getting a taste of our dark meat during those low prices earlier this year they’re continuing to buy even at the levels on where we are today.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

So we feel pretty good about the export market and our challenge is white meat domestically. With a reduction in numbers out there and a reduction in weight, I feel like that white meat will return to levels that will bring us back into profitability.

Pablo Zuanic:	Yes that’s good and just one last question John, I mean, obviously assuming that Gold Kist remains independent, I mean, remind me about your five year plan. Your five-year plan at the time of IPO was about you had some target in terms of private label mix, targets in terms of cost savings and targets in terms of increasing the value-added products. Just give us more generality in terms of where that five-year plan is or for - or three-year plan.

John Bekkers:	Okay I think it’s a good question. We are on target in our five-year plan. The installation of all of our high-speed lines is in place so we have the benefits of that and that’s an immediate benefit from a cost reduction and labor standpoint.

Our plan of increasing value-added we just finished two expansions, one in Guntersville, $30 million on the Fridge-to-Freezer Pak and the other one in Live Oak which is a combination of a new product, the air chilled, all vegetable, no antibiotics product that’s going to be marketed at Publix and other institutions. And then we have our added capacity that we have in, I mean, in Live Oak to double our added-value capacity.

Those will be somewhat trailing obviously. You’ve made the investment and now you’re going to have to go out and get that return and that will happen over the next few years. And so we feel pretty good that we’re on that strategic plan of investing somewhere around $200 million and get a return from that of about $70 million EBITDA by the time that we finish our five-year plan.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Pablo Zuanic:	From that point, I mean, I could take whatever my estimates are for normalized earnings for Gold Kist and can I just take those numbers and add the 70 million that you’re talking about from these strategic plan?

John Bekkers:	Well since we started in 2004 I guess by the time we get to 2009 and it’s somewhat trailing on some of those you can add that to it. Unless we see things change. And, you know, and markets or some things could change but the way we look at it is that our percentage of added-value continues to increase.

We’ve gone from 52 to 59 in just this year. We see our private label numbers increase this year alone by 18%. The customers that we serve continue to grow whether it’s Costco or Publix, some of our major customers, that we have and even in the retail side and in the food service side and so we continue to grow with them. So we feel pretty confident about our strategic plan.

Pablo Zuanic:	And John just one last one in terms of (unintelligible) initiatives, I mean, when I hear Tyson, you know, they’re talking about their expansion overseas and other initiatives. When we hear PPC obviously they are talking about buying other companies. What about you guys in that effort, I mean, would you consider investing in Mexico, buying a company in Brazil or would you consider buying other smaller chicken companies in the US?

John Bekkers:	Actually we have considered getting in the investment banking business. I’m just kidding. Now don’t take that serious.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

We have explored all of those opportunities. We have - I’ve traveled to South America with a contingency of our management staff. We have traveled to China. We have good relationships and we feel like not only is there opportunities for us domestically there are opportunities for us globally. And we know that certainly Brazil and Argentina is where product is produced a lot cheaper than we can and they export a lot of their product around the world.

We also know that demand in China is going to continue to increase for our products and we’re looking at ways on how we can take advantage of that whether that be through domestic, I mean, domestic production there or through distribution.

And so we are, you know, in talk or I’d say talks. We are certainly talking to people that we’ve visited on how we can make some of those things happen.

Pablo Zuanic:	Okay and any possibility that you may want to gear up the balance sheet a bit and, you know, take cash to either do a share buyback plan or pay a large dividend to shareholders?

John Bekkers:	Well, you know, our Board at this point has said that we are not going to buy back shares and that we are not paying a dividend and that’s where we are. That does not mean that we would change and looking at the conditions - our financial condition or where the market is at or - and so we’re just not there.

And the reason being is that we had a pretty aggressive certainly growth plan - strategic plan and we’re implementing that. We spent $100 million just last year on adding value. And so also we understand that this business has its ups and downs as it’s cyclical and that we want to make sure that we would be in a financial condition to execute our strategic plan and that’s one of the reason we haven’t done that yet. But, you know, that doesn’t mean that we will not consider that in the future.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Pablo Zuanic:	Okay thank you - all the best.

Operator:	Our next question’s from Farha Aslam from Stephens Incorporated Investment.

Farha Aslam:	Hi - good morning.

John Bekkers:	Hey Farha.

Farha Aslam:	Hi. Quick questions about Gold Kist versus the grain markets. If you look ‘07 versus ‘06 and your grain cost roughly how much would you anticipate grain costs being up year over year?

John Bekkers:	Well Farha, I mean, it’s - I can tell you that it’s pretty - a pretty easy calculation I guess since we use 100 million bushels of corn and a million tons of soybean meal. And so you can look at it from that standpoint I guess for every penny a bushel it’s a million dollars. But I think whenever you look at that you have to look at that in conjunction with where the market is at, where fuel and energy prices are at and all the other things that go along with it.

So and like I said I keep saying even though corn prices are up I feel optimistic about the industry going forward and I feel optimistic about Gold Kist going forward because of the fact that I think you will see more rationalization or more discipline in production.

Farha Aslam:	And with that rationalization can we cut your corn buy and your soybean meal buy by about 5% given your production cuts - announced production cuts over.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	That’s a good question. I think that you can’t totally cut it that way because most of our production cuts are going to come on the big bird side.

Farha Aslam:	Okay.

John Bekkers:	So probably - most likely we will use less - we will - less than that 5% because as you go into feed conversions toward the end although I think have improved a lot but when birds get bigger we would be feeding more. So if we’re reducing those numbers we - probably that percentage maybe a little bit higher.

Farha Aslam:	So we could even cut it by more then than 5% your…

John Bekkers:	Yes it could.

Farha Aslam:	Okay.

John Bekkers:	Yes.

Farha Aslam:	And if you look at fuel and energy prices year over year where would you think they’d be - down?

John Bekkers:	I’d say - I see certainly energy prices coming down from the high that we had this year especially a lot of that was related to Katrina. If you all remember when we had natural gas at $14. That is now projected to be somewhere around $7. Fuel prices around $3 a gallon now down to about 2 some dollars a gallon.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

So from a standpoint of all of those we expect it to come back down in my opinion to more of the 2005 levels that we had rather than the levels we had this year.

Farha Aslam:	Okay and if you look at production cuts when would your production cuts be completely in place?

John Bekkers:	Well as you know we announced a production cut in our - on our March call or April call.

Farha Aslam:	Right.

John Bekkers:	The first quarter, I mean, the second fiscal quarter, first quarter of the calendar year. We are adding to that 1-3/4%.

Farha Aslam:	Uh-huh.

John Bekkers:	And so those we’ll be coming into by February of this year. The total of that will be 5% or 700,000 chickens and in addition to that we will be monitoring our weights.

One of the things that has happened is that as production - as performance improved our weights increased which is a good thing in one way but also you end up with more even though we had less chickens out there and we’ll be watching that closer as performance continues to improve for us.

Farha Aslam:	Okay. You guys had spoken about normalized pricing and normalized pricing for breast meat is about $1.50 versus current market prices of about 95 cents. How long do you think it’s going to take for the market to return to normalized levels?

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	Tomorrow. No I don’t know. I think it all depends on, you know, we wish it was yesterday. It all depends a lot on, you know, the rationalization. I think that the industry I think has sent a positive signal and is making some adjustments and I think I view that to be a positive.

I see that the cuts that are made by competitors and us will take place or come into place sometime into January, February and so I would expect us to see the, you know, the results of that by that time.

As you know we will enter - we are already entered into a seasonal - typical seasonal downturn as turkey season and ham season become more popular during this time. We are certainly pleased that leg quarter prices have held up and actually are increasing just a little bit during this time compared to last year when if you remember we were selling then at 12 to 15 cents a pound and, you know, they’re right now in the middle 20s. Wing prices have held fairly steady around 85 cents so if we had even these prices with the $3-1/2 corn and $195 soybean meal and $1.50 boneless breast to market or the industry it would be profitable.

Farha Aslam:	Okay and just one final point about your five-year plan. You’ve said that your current kind of normalized earnings would be roughly about $1.50 per share. If we kind of put in your five-year plan…

John Bekkers:	Okay.

Farha Aslam:	…seventy million EBITDA that gets your normalized EPS number to kind of about $2, $2.20. Is that a right calculation for you guys?

John Bekkers:	No. We had said that our normalized earnings per share were closer to $1.80.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Farha Aslam:	Okay so it’s $1.80 would be normalized and so we could add on top of that the 70 million in EBITDA.

John Bekkers:	Yes.

Farha Aslam:	Okay. That’s very helpful. Thank you.

John Bekkers:	Thanks Farha.

Operator:	And our next question is from Oliver Wood with Stifel Nicolaus.

Oliver Wood:	Great - thanks a lot.

John Bekkers:	Good morning.

Oliver Wood:	Good morning. John you’d mentioned - actually let me pick up my handset here. There we go. That’s better.

John you had mentioned little or no expected impact from AI over the next year. If you could just kind of help us understand basis for the comment. Obviously it’s something that everyone’s, you know, we’re not hearing much about but we’re all still kind of trying to figure out what’s going on there.

John Bekkers:	Well I think that the, you know, the initial coverage of AI last year was - it was certainly all over the media. It was for real and certainly it’s an issue especially in that part of the world where AI is present whether it’s in Indonesia or Vietnam.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

I think what’s happened is is that overall the public has felt like okay it is safe to eat chicken. It is not an issue of eating chicken. It’s an issue - it’s a pandemic in birds not in chicken - consumption of chicken or it’s not a pandemic in certainly people. And so even though, you know, some people have died from the bird flu and through some of their practices maybe it has not been an issue from a consumption of chicken standpoint.

So I think that that’s kind of what has happened around the world and so we don’t see it to be as big an issue as it was last year and so we haven’t heard that much about it.

We as an industry here in the United States have put in every bio security measure that at least we can think of to make sure that it doesn’t happen here and I think our government has done a great job of monitoring migrating birds and informing the public. I think they’ve done a great job of informing the public that’s it safe to eat poultry and I think other countries have done the same thing. So every country that has had a dip in consumption last year have all returned to normal or even increased levels.

Oliver Wood:	Okay - no that’s great and then a second question regarding the incremental value-added capacity. As we, you know, work that into our models can you kind of help us understand how that impacts both net sales per pound but also operating expenses such as R&D?

John Bekkers:	From a standpoint on how much per pound it’s going to be?

Oliver Wood:	Yes, you know, whatever kind of color you can provide just as far as the margin impact.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	Well I can give you color on it, I mean, I can’t give you a definitive number, I mean, we’ve given you the number of what we think the total strategic plan is. But what we’re doing is is we are upgrading or improving our product mix to reduce volatility and we’re doing that by increasing our value-added and private label products which - and also being innovative by doing new packaging like we’ve done with our Costco Fridge-to-Freezer Pak.

All of that - what all of that does is that it gives you and, I mean, certainly increased sales as those customers continue to grow. I think it gives you consistency in pricing and that’s what we’re after is consistency in pricing.

Can I say that - but the market still determines at times, you know, what the returns on those investments are going to be but overall increasing or improving your product mix gives us better margins and gives us more consistent margins. To give you a specific on what those numbers exactly are I think really sometimes depend a little bit more on the market than anything else.

Oliver Wood:	So I guess in light of kind of consistent or, you know, better consistency of pricing and, you know, we’re kind of facing a market where prices are pretty low today on the commodity side and sort of expected to inflect as we get toward the peak grilling season. When you contract and, you know, you have a little bit more sticky prices on these products do you sort of lean toward the shorter term contract or can you help us understand what’s going on there?

John Bekkers:	Well contracts are, you know, they take the form of all kinds of different forms, I mean, you have more in the food service side, further processi side where you have contracts that are either a year or two years in nature.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

I think the contracts on the retail side are more - are tied to the market and a lot of companies in the food service business will have a, you know, several - a multiple of either tied to the market, to this price discovery system that’s out there like a Georgia dock, part of it is with maybe ceilings and floors, part of it is where some of the companies - some of these - some of our customers actually hedge their own grain.

So it’s really a mixed bag of what they all are so there is not any one that I feel like, you know, that the whole industry say well this is the one we’re going to go to because like for instance retailers if you - a lot of the club stores have more of a fixed price contract.

Some of your other retailers are more tied to the market because, you know, when the market is good, you know, they want to get the, you know, they want to make sure that at that time that they get the - they’re at a disadvantage but yet when the market is bad they’re at an advantage and so they want to make sure that they’re always tied to the market.

So it’s just different prices out there or different contracts and I can’t say one of them is better than the other because after all if you have a fixed price contract and your grain prices go up, you know, somewhere behind the eight ball. If you’re tied to the market and the market goes up, you know, it becomes to your advantage.

Oliver Wood:	All right.

John Bekkers:	A lengthy answer and probably complicated but that’s just the way pricing goes.

Oliver Wood:	Yes it’s a complicated industry, right?

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	Yes, yes.

Oliver Wood:	All right. Thanks a lot.

John Bekkers:	You’re welcome.

Operator:	And a question from (Joe Vovarill) from (Suttenbrook) Capital.

(Joe Vovarill):	Hi. Thanks for taking the question.

It looks like we’re running a big risk at Pilgrim’s Pride, seeing a lot of people tender to them without any guidance from you guys of how you can create more value than their offer. So I guess what I’m wondering is will you present anything prior to this tender deadline that the market will be able to make a determination on which they approve? And I suppose if you don’t what are the options if a substantial number of people do tender before that deadline?

John Bekkers:	(Joe) I guess you must not have heard my last comment.

(Joe Vovarill):	I think I did.

John Bekkers:	My last comment on my talk. I said that we would not discuss anything related to the Pilgrim’s Pride offer or anything related to that. That’s not part of this call.

(Joe Vovarill):	Okay well I thought I’d ask. Thanks.

John Bekkers:	Good try though.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Operator:	Our next question’s from (Mitch Nordin) from (Wimbledon) Fund.

(Mitch Nordin):	Yes hi. With regard to the - just the ethanol effect and, you know, the feed stock pricing what - do you really think the increase in corn price is going to be offset by passthrough and by capacity reductions? Because in the past year the capacity reductions, you know, everyone in the industry was not on board and what makes you think that the industry will have the discipline to stick to their guns next year?

John Bekkers:	Three dollar and fifty cent corn, I mean, when we were looking at the numbers earlier this year that’s not where corn prices were and I think that when you have this high ingredient cost I think you’ll see a better I guess discipline on outputs.

If you look at the last ten years and I think Merrill Lynch did a pretty good graph on that in one of their - they show that and we’ve seen the same thing is they show that in ten years twice we had either a corn increase - a real peak in (unintelligible) and one of them was in soybean meal and the other one was corn. And if you look at those and look at the margins that followed within a quarter or two you saw that there was an increase in margins right past that.

So having been in this industry for a long time I think I can’t remember the times - maybe once that that didn’t happen but usually that’s what happens. So and if you think about it it makes I think perfect sense, I mean, you can’t continue to deal with high corn prices and low chicken prices and continue to lose money and I think economically it just doesn’t work. So I think that’s why I think higher corn prices and higher feed prices will result in better margins.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

(Mitch Nordin):	And on the EBITDA gain - the $70 million number that you gave I’m a little confused by your response there. You said some of that was already - was trailing as though you had already achieved part of that 70 million or is all that 70 million going forward, I mean, how much…

John Bekkers:	No part of…

(Mitch Nordin):	…on top of the 180 in normalized earnings do we add of that 70 million?

John Bekkers:	Okay part of that we achieved through operation efficiency. The rest of it is going to be achieved through product mix changes and those we are in the process of doing. We have just completed both of those facility and those are going to be trailing.

(Mitch Nordin):	How much of the 70 million has been achieved to date?

Steve West:	We haven’t made that public and what we’ve said is that by 2009 we expect incremental average EBITDA of $70 million as a result of the strategic deployment of capital.

(Mitch Nordin):	Okay and with regard to your value-enhancing plan to your value-added percentage increasing I commend you on that. I think that’s a good part of the plan but I think it’s a little bit unfair to stonewall on the question of, you know, going forward, you know, your response being kind of stay the course, you know, there was a tender date that holders have later in the month that they need to decide on and they need to be fully informed as to your plans going forward.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Your release on November 7 said the best course of action is to continue to execute on your plan yet on the same token you’ve retained Gleacher and Merrill. So it’s unclear to me where the company really stands and I would hope that you would, you know, fully inform shareholders prior to the 29th - prior to the expiration date of what your true plans are. I mean do you intend to do that?

John Bekkers:	I will - I thank you for those comments.

(Mitch Nordin):	Okay well I would hope we would get more of a response that that but I do appreciate your plan and I thank you very much.

John Bekkers:	You’re welcome.

Operator:	And we have a question from Eric Larson with Piper Jaffray.

Eric Larson:	Yes good morning everyone.

John Bekkers:	Hey Eric.

Eric Larson:	Just two related questions, you know, the - a lot of the ethanol producers now are drying their distiller grains and I think I’ve - maybe Steve you and I had a conversation a few months ago where, you know, it was your best guess that not an awful lot yet was being used by the poultry industry and how do you integrate that potential feed sort of into your, you know, into your mixtures? But it does have a pretty high protein content and obviously you’re going to have a lot more of that stuff out there. Is there a chance you can phase into your mix to maybe lower your overall feed ingredient cost in the next year or two?

John Bekkers:	Good question and actually as we speak we are planning on using some DDGs in a couple of our feed mill which at a level of about 7-1/2%. We, you know, it’s something that we have always looked at and it’s a matter of protein value like you said, energy and the price of DDGs and how well it flows through your mill.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

We’re going to use it in a couple of our mills and we feel like at the present value that we can reduce actually our output by probably a dollar a ton or so and as far cost - reduce our cost by a dollar a ton and that’s at the 7-1/2% level and so as we speak we’re actually doing that.

Eric Larson:	Is 7-1/2% sort of the experiment percentage or do you have, you know, if that would work, you know, could it be 9-1/2 or, you know, what would - because I think you’re dealing with protein levels of about 30…

John Bekkers:	Right.

Eric Larson:	Thirty-three, thirty-four, thirty five percent.

John Bekkers:	Yes.

Eric Larson:	What would be a percentage that would, you know, if you get comfortable with that and it works obviously you’re starting out at 7-1/2. What is the optimal percentage?

John Bekkers:	Well we don’t know what the optimal percentage is but certainly we’re - we would be comfortable going according to our nutritionist at 15%.

Eric Larson:	Okay.

John Bekkers:	And even that possibly could be higher. I think that as ethanol - all these ethanol plants come on board we will see again more ethanol production, probably lower DDG cost. And at the price where soybean meal is at today certainly we will look at that as a way to reduce our cost.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

x	And like I said right now our least cost formulation and that’s how we formulate all of our feed is based on the 7-1/2% and it’s based on availability because the other thing is is that this product has to go through another process. If you use the DDGs as they’re produced in these ethanol plant it’s wet, it’s coarse and we can’t work it in our mills. It has to be of a soybean meal type of a texture, okay, and so there’s companies out there that are doing that for an additional fee and so we have to pay a higher price than what DDGs are, you know, produced at at the ethanol plant.

And so taking that number into consideration and as more ethanol plants come on board and as more of these companies that are taking this DDGs and making into a usable format then we will be using more of that.

Eric Larson:	Okay. Are you experimenting in the mills that you have your relationship with ADM?

John Bekkers:	Actually this one is a relationship with Bunge.

Eric Larson:	Bunge - okay and then, you know, fuel cost, I mean, we all see what happens - it’s happening at the gasoline pump but unfortunately, you know, the diesel fuel prices have remained really sticky on the topside. They still are very high and I think that’s really a function of the demand for diesel. Are you able to get better diesel prices going forward or, you know, will you really benefit - I guess what I’m asking is is this fall crude oil prices has translated to good gas prices, it hasn’t for diesel. Would you agree or disagree?

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	No I disagree with, I mean, I agree with you on that and what has happened to us and we do a lot of contract hauling that the companies that we contract with have increased and - their cost to us. We’ve been able to pass some of these fuel increases along as a fuel surcharge with our customers.

Eric Larson:	Ah.

John Bekkers:	And so we have not, you know, not with everybody but certainly the customers that we have these agreements with so we’ve been able to pass some of that along to our customers.

But I agree with you that diesel prices certainly have not come down like gasoline prices have and that’s just something that again we have to figure out a way to deal with it or, you know, one of the things that we are looking at as a company is to explore or actually we’re in the process of - biodiesel and where we’re taking chicken fat. I know that Tyson did that on their call and we’re doing - basically doing the same thing is looking at how we can convert chicken fat into biodiesel and we’re in the process of working through that.

Eric Larson:	Good. Thank you everybody.

John Bekkers:	You’re welcome.

Operator:	And our next question’s from (John Lammers), Chesapeake Partners.

(Brian Long):	It’s actually (Brian Long) from Chesapeake Partners and at the end of the day will the Board follow the wishes of the shareholders as is expressed in a tender offer or will the Board put up any impediments to, you know, really following the shareholder’s wishes?

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

John Bekkers:	The only kind of way I can answer that question is that the Board will act in the best interest of the shareholders.

(Brian Long):	But will the Board follow the shareholder’s wishes?

John Bekkers:	I can only tell you that the Board will act in the best interest of the shareholders.

(Brian Long):	Well I guess why won’t you answer that question directly? It’s a yes or no question.

John Bekkers:	The Board will act in the best interests of the shareholders and I think that kind of answers your question.

Operator:	And our next question or final question today will be from Farha Aslam, Stephens Incorporated.

Farha Aslam:	Hey - just a quick follow-up. Could you just highlight your production capacity as it stands today and what EBIT margins you’re assuming for that $1.80 normalized earnings?

John Bekkers:	Just a second. Our capacity…

Farha Aslam:	Uh-huh.

Steve West:	Our capacity…

John Bekkers:	Our capacity are the numbers that were - are going to be…

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Farha Aslam:	No, no your total capacity because you’re pulling back for this year but on a normalized basis you pretty much run your plants at 98% capacity, right?

Steve West:	That’s correct.

Farha Aslam:	Right.

Steve West:	And I, you know, I’m not prepared to talk with you about that right now…

Farha Aslam:	Okay.

John Bekkers:	…Farha.

Farha Aslam:	We can always follow-up.

John Bekkers:	We’ll happy to give you that number to you.

Farha Aslam:	But and then if we - we can follow-up offline on capacity but could you just highlight what kind of EBIT margins you’re assuming in that $1.80 number?

Steve West:	We’re assuming a 7% operating profit margin.

Farha Aslam:	That would be 7%.

John Bekkers:	Right.

Farha Aslam:	And that’s based off of kind of average of five years, ten years?

John Bekkers:	That’s based off of five years with some adjustments applied to compensate for a particularly ugly 2003.

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Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Farha Aslam:	Okay and then is that also - does that modify at all the value-added portfolio and could you just kind of give us a little bit of color on what commodity versus a value-added product what kind of premium they command?

John Bekkers:	Well I don’t know the, you know, that exact number is. Like I said depending on where the market is at, you know, historically value-added will reduce operating volatility. When markets are at its high typically even commodity does better than the value-added.

Farha Aslam:	Uh-huh.

John Bekkers:	So it’s pretty hard to put a number on that Farha, I mean, what we’re trying to do is continue to upgrade our product mix to reduce volatility and have more consistent earnings and not have the peaks and valleys that we have.

And I think our strategy if you look at where we were in 2003 and where we are today as Steve talked about in his comments we were always - people talked about well Gold Kist does better when things are, you know, when things are good - we have higher margin, when things are bad we do worse. Well if you look at where the market was in 2003 and where our earnings were or our losses were compared to where the market is today in a much worse market we have certainly performed as well or better than our peers.

Farha Aslam:	Okay and you excluded 2003 from your numbers. Would you say that ‘04 margins were unusually high and would you exclude those as well or do you think that has a place in normalized earnings?

Steve West:	I think that has a place and we didn’t exclude 2003. We made some adjustments for some of the problems that were our very own…

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

Farha Aslam:	Okay.

Steve West:	…in 2003 that we believe that we have overcome and compensated for.

Farha Aslam:	Okay so…

Steve West:	But certainly if you’re going to have a year like 2006 you better have a year like 2004…

Farha Aslam:	Okay.

John Bekkers:	…or you can just exclude everything and try to pick one year and say that’s normal.

Farha Aslam:	Okay. That’s helpful. Thank you very much.

John Bekkers:	You’re welcome.

Operator:	And that does conclude the question and answer session today. At this time I’d like to turn the call back over to Mr. John Bekkers for any additional or closing remarks.

John Bekkers:	Okay well I appreciate everybody being on the call and your interest.

From a personal standpoint, you know, the questions or the trend that I’m hearing in the questions is high grain prices, what is it going to do to you? I feel optimistic about the industry going forward because of high grain prices. And I feel very optimistic about what our company is doing as far as increasing our added-value, increasing the volumes that we’re doing with our existing customers and new customers and the future of - the direction that we’re heading in.

GOLD KIST

Moderator: Wayne Lord, John Bekkers, Steve West

11-16-06/10:00 am CT

Confirmation # 6763149

So I think overall the industry even though we have higher grain prices eventually will benefit from those grain prices by rationalization within the industry. And you’ve heard some of that today from us and you’ve heard some of that from our competitors as far as their intentions on what their production levels are going to be.

So we’re looking forward to talking with you again in I guess next year and we wish everybody the best of holidays.

Operator:	That does conclude today’s conference. Thank you for your participation.

END